EXHIBIT 99.1

Hartman Commercial Properties REIT Responds to Mini-Tender Offer

Houston, Texas-September 22, 2005. Hartman Commercial Properties REIT (Hartman) announced that it has learned that on September 14, 2005, Sutter Capital Management, LLC and its affiliates (Sutter) commenced an unsolicited “mini-tender” offer to purchase up to 350,000 shares of Hartman’s common stock, or approximately 4.4% of the shares outstanding, for $6.00 per share. According to the offering document, shareholders tendering their shares will not have withdrawal rights, and Sutter reserves the right to extend the offer for up to 60 days.

Hartman does not recommend or endorse Sutter’s mini-tender offer and is not affiliated with Sutter, the offer, or any of the offer documentation.

In fact, Hartman recommends that shareholders reject this offer. The price offered is significantly below the $10.00 per share price which most shareholders originally paid.  Hartrman is currently paying a dividend that yields 7.1%, on an annual basis, based on a $10.00 share price.  We believe this dividend yield is higher than that of most other non-traded REITs that are currently offering stock.

While currently there is no trading market for Hartman common shares, Hartman has repeatedly maintained that one of its primary business and investment objectives is to provide its shareholders with liquidity for their investment by listing its common shares on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or another national exchange. In addition, Sutter has provided little information about itself, and because the offer is made on a “first-come, first-buy” basis, the impact of oversubscription to the offer is not clear.

Sutter’s mini-tender offer price is actually lower than $6.00 per share, because the $6.00 per share price will be reduced by any cash distributions that the shareholder receives from Hartman after September 14, 2005. Sutter notes that it is making this offer with a “view of making a profit” and notes that the price offered is below the value it actually believes the shares have.

Based on the information above, Hartman believes this unsolicited offer is not in the best interests of its shareholders.

Hartman shareholders are cautioned that Sutter has made previous below-market mini-tender offers for the shares of other companies. “Mini-tender” offers seek less than 5 percent of a company’s shares, thereby avoiding many disclosure and procedural protections afforded to shareholders by the federal securities laws and the rules of the U.S. Securities and Exchange Commission (SEC). The SEC has issued an investor alert regarding “mini-tender” offers, which can be found on its website at www.sec.gov/investor/pubs/minitend.htm. In its alert, the SEC notes that mini-tender offers “have been increasingly used to catch investors off guard” and that investors “may end up selling their securities at below-market prices.”

Hartman Commercial Properties REIT is a Houston, Texas based real estate investment trust with 36 income-producing properties, including holdings in the retail, office and industrial/warehouse segments of the commercial property industry. For more information on the company, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

This press release contains forward-looking statements. Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,”  “expect,”  “anticipate,”  “intend,”  “estimate,”  “may,”  “will,”  “should” and “could.” Hartman intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see Hartman’s Annual Report on Form 10-K for the year ended December 31, 2004. Hartman disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.